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                         AGREEMENT FOR PURCHASE AND SALE

                                    OF ASSETS

                          AND ASSUMPTION OF LIABILITIES

                                 BY AND BETWEEN

                           FITCHBURG SAVINGS BANK, FSB

                                       AND

                            MONADNOCK COMMUNITY BANK

                                 AUGUST 3, 2004

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                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1. DEFINITIONS.........................................................1
SECTION 2. PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES...........5
    2.1. SALE OF ASSETS........................................................5
    2.2. ASSUMPTION OF LIABILITIES.............................................6
    2.3. LIMITATION OF LIABILITIES ASSUMED.....................................7
    2.4. CLOSING PAYMENTS......................................................7
    2.5. PRORATION.............................................................7
    2.6. TIME AND PLACE OF CLOSING.............................................7
    2.7. REGULATORY APPROVALS; CLOSING CONDITIONS: COOPERATION.................8
    2.8. RECORDS AND INFORMATION...............................................8
    2.9. FURTHER ASSURANCES....................................................8
    2.10. DISCLAIMERS..........................................................9
    2.11. INFORMATIONAL TAX REPORTING..........................................9
    2.12. PUBLIC ANNOUNCEMENTS; NOTICES TO EMPLOYEES; COMMUNICATIONS
            WITH CUSTOMERS.....................................................9
SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER...........................10
    3.1. ORGANIZATION OF SELLER...............................................10
    3.2. AUTHORITY OF SELLER..................................................10
    3.3. NO VIOLATION.........................................................10
    3.4. LITIGATION AND LIABILITIES...........................................11
    3.5. BROKERAGE............................................................11
    3.6. ACCURACY OF DEPOSITS LIST............................................11
    3.7. TITLE TO ASSETS OTHER THAN THE REAL PROPERTY.........................11
    3.8. [RESERVED]...........................................................12
    3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS.................................12
    3.10. CONTRACTS...........................................................12
    3.11. EVIDENCES OF INDEBTEDNESS...........................................12
    3.12. BOOKS AND RECORDS...................................................13
    3.13. REGULATORY COMPLIANCE...............................................13
    3.14. SCHEDULE OF EMPLOYEES...............................................13
    3.15. CONSENTS............................................................13
    3.16. REGULATORY MATTERS..................................................13
SECTION 4. COVENANTS OF SELLER................................................13
    4.1. CONDUCT OF BUSINESS..................................................13
    4.2. PRE-TRANSFER CONVERSION SERVICES.....................................14
    4.3. ASSUMED CONTRACTS....................................................15
    4.4. CONFIDENTIALITY OF DOCUMENTS, RECORDS AND INFORMATION................15
    4.5. AGENCY ARRANGEMENTS WITH RESPECT TO IRAS.............................15
    4.6. NOTICE OF ADVERSE CHANGES, LITIGATION AND CLAIMS.....................16
    4.7. PROHIBITED ACTS OF SELLER............................................16
SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER............................16

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    5.1. ORGANIZATION OF BUYER................................................17
    5.2. AUTHORITY OF BUYER...................................................17
    5.3. NO VIOLATION.........................................................17
    5.4. LITIGATION AND LIABILITIES...........................................17
    5.5. REGULATORY MATTERS...................................................18
    5.6. FINANCIAL POSITION...................................................18
    5.7. DISCLOSURES..........................................................18
    5.8. BROKERAGE............................................................18
SECTION 6. COVENANTS OF BUYER.................................................18
    6.1. CONDUCT OF BUSINESS; NOTICES.........................................18
    6.2. ATM MACHINE..........................................................19
    6.3. BUYER'S CONTACT WITH DEPOSITORS......................................19
    6.4. CONFIDENTIALITY OF DOCUMENTS, RECORDS AND INFORMATION................19
    6.5. BUYER'S OBLIGATION FOR BRANCH CLOSING NOTICES........................19
SECTION 7. CLOSING CONDITIONS.................................................20
    7.1. CONDITIONS PRECEDENT TO PERFORMANCE BY BOTH PARTIES..................20
    7.2. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.....................21
    7.3. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER....................22
SECTION 8. TERMINATION OF AGREEMENT...........................................23
    8.1. TERMINATION..........................................................23
    8.2. EFFECT OF TERMINATION................................................23
SECTION 9. CURRENT EMPLOYEES OF SELLER BRANCH.................................23
    9.1. OFFER OF EMPLOYMENT WITH BUYER.......................................23
    9.2. BENEFITS.............................................................24
    9.3. OVERTIME AND OTHER BENEFITS..........................................24
    9.4. BENEFIT PLANS........................................................25
SECTION 10. CLOSING ADJUSTMENTS...............................................25
SECTION 11. OTHER ADJUSTMENTS.................................................25
    11.1. CLOSING SCHEDULES...................................................25
    11.2. OTHER ADJUSTMENTS...................................................26
SECTION 12.  POST-CLOSING PROCESSING OF ITEMS.................................26
    12.1. MUTUAL COOPERATION..................................................26
    12.2. COVENANTS OF BUYER..................................................26
    12.3. DELIVERY OF ITEMS...................................................27
    12.4. POST-CLOSING ITEMS DRAWN ON SELLER..................................27
    12.5. ITEMS DRAWN ON SELLER RETURNED BY BUYER.............................27
    12.6. DEPOSITS INADVERTENTLY RECEIVED BY SELLER...........................27
    12.7. CHECKS CASHED BY SELLER.............................................28
SECTION 13.  MISCELLANEOUS....................................................28
    13.1. FEES AND EXPENSES...................................................28
    13.2. LAW GOVERNING.......................................................28
    13.3. NOTICES.............................................................28
    13.4. ENTIRE AGREEMENT....................................................29
    13.5. ASSIGNABILITY.......................................................29
    13.6. SURVIVAL............................................................30

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    13.7. COUNTERPARTS........................................................30
    13.8. HEADINGS............................................................30
    13.9.  MODIFICATION; ASSIGNMENT...........................................30
    13.10. THIRD PARTY BENEFICIARIES..........................................30
    13.11  INDEMNIFICATION....................................................30
    13.12  LIQUIDATED DAMAGES.................................................31


                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A - Assumption Agreement
Exhibit B - Bill of Sale
Exhibit C - Agency Agreement
Schedule A - Permitted Liens
Schedule B - Real Property Terms and Conditions
Schedule C - Advance Accounts
Schedule D - Contracts
Schedule E - Deposits
Schedule F - Included Personal Property
Schedule G - Schedule of Employees




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                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                          AND ASSUMPTION OF LIABILITIES

        Agreement made as of the 3rd day of August, 2004 by and between FITCHBURG SAVINGS BANK, FSB, a federally chartered savings bank (the "SELLER"), and MONADNOCK COMMUNITY BANK, a federal savings bank (the "BUYER").

        WHEREAS, the Seller owns and operates a branch banking office at the following location: 172 Central Street, Winchendon, Massachusetts (the "BRANCH"); and

        WHEREAS, the Seller and the Buyer wish to enter into an agreement whereby the Buyer will purchase certain assets and assume certain deposit and other liabilities of the Seller as hereafter set forth.

        NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

        "ADVANCE ACCOUNTS" shall mean all overdraft lines of credit extended to customers of the Branch in connection with their opening or maintaining of Deposit accounts transferred to the Buyer pursuant hereto, plus any and all accrued interest thereon that are not more than thirty (30) days delinquent on the Closing Date, as listed on SCHEDULE C attached hereto.

        "AGENCY AGREEMENT" shall have the meaning assigned to such term in
Section 4.5 hereof.

        "AGREEMENT" shall mean this Agreement for Purchase and Sale of Assets and Assumption of Liabilities, including all schedules and exhibits hereto.

        "ASSET PURCHASE PRICE" shall mean the sum of (i) Five Hundred Thousand and 00/100 Dollars ($500,000.00) as the purchase price of the Real Property as set forth in the Real Property Terms and Conditions, the personal property transferred to the Buyer, and the assumption of the Deposit Liabilities and (ii) the book value of the Advance Accounts. With respect to the Advance Accounts, the book value thereof shall mean the account balances thereof as stated, at the time of reference, on the books and records of the Seller after adjustments for unposted debits and credits for interest and charges and other similar corrections.

        "ASSUMED LIABILITIES" shall have the meaning assigned to such term in
Section 2.2 hereof.

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        "ASSUMPTION AGREEMENT" shall mean the agreement by which the Buyer assumes the liabilities of the Seller specified in Section 2.2 hereof, which agreement shall be in the form of EXHIBIT A attached hereto.

        "ATM" shall have the meaning assigned to such term in Section 6.2 hereof.

        "BILL OF SALE" shall mean the agreement by which the Seller effects the sale, assignment, conveyance and transfer of the Purchased Assets in accordance with Section 2.1 hereof, which agreement shall be in the form of EXHIBIT B hereto.

        "BRANCH" shall have the meaning set forth in the preamble hereto.

        "BUILDING" shall mean the buildings, structures and improvements located on the Premises.

        "BUSINESS DAY" shall mean any day other than a Saturday or Sunday or a day on which banks are authorized or required to close in the Commonwealth of Massachusetts.

        "BUYER" shall have the meaning set forth in the introductory paragraph hereof.

        "BUYER'S CLOSING PAYMENT" shall mean the sum of (a) the Asset Purchase Price of the Purchased Assets, plus (b) Cash on Hand, plus if such amount is owed to the Seller, (c) the Net Adjustment Amount.

        "BUYER'S DDA" shall have the meaning assigned to such term in Section 12.2(b) hereof.

        "CASH ON HAND" shall mean, as of the Transfer Date, all petty cash, vault and teller cash located at the Branch and all cash in the ATM.

        "CLOSING" shall mean the consummation of the purchase of assets and assumption of liabilities by the Buyer pursuant hereto.

        "CLOSING ADJUSTMENTS" shall have the meaning assigned to such term in
Section 10 hereof.

        "CLOSING CONDITIONS" shall mean the conditions set forth in Section 7 hereof which must be fulfilled prior to Closing.

        "CLOSING DATE" shall mean the date of the Closing.

        "DEED" shall mean a good and sufficient quitclaim deed transferring good and clear record and marketable title to the Premises, subject only to Permitted Liens, as provided in the Real Property Terms and Conditions.

        "DEPOSIT" shall have the meaning assigned to such term in Section 2.2 hereof.

        "DEPOSIT ACCOUNT BALANCES" shall mean, at the time of reference, the sum of the account balances of the Deposits, as stated on the books and records of the Seller after

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adjustments for unposted debits and credits for interest and charges and other similar corrections, including, with respect to Deposits listed on the Final Closing Schedules, interest to be accrued through the opening of business on the Transfer Date.

        "DEPOSIT LIABILITIES" shall have the meaning assigned to such term in
Section 2.2 hereof.

        "EMPLOYEE NOTICES" shall mean all announcements or notices concerning the transactions contemplated by this Agreement which the Seller intends to distribute on a general basis to the Employees.

        "EMPLOYEES" shall mean any employee currently employed by the Seller at the Branch.

        "EXCLUDED ASSETS" shall have the meaning assigned to such term in
Section 2.1 hereof.

        "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "FINAL CLOSING SCHEDULES" shall have the meaning assigned to such term in Section 7.2(d) hereof.

        "GOOD FAITH DEPOSIT" shall mean a non-refundable deposit of $50,000.00 paid to Seller by Buyer contemporaneously with the execution of this Agreement, such deposit to be held in an interest bearing account until Closing.

        "INITIAL CLOSING SCHEDULES" shall have the meaning assigned to such term in Section 7.2(d) hereof.

        "IRAS" shall have the meaning assigned to such term in Section 2.2 hereof.

        "IRS" shall mean the Internal Revenue Service.

        "ITEMS" shall have the meaning assigned to such term in Section 12.1 hereof.

        "LIENS" shall mean any and all liens, pledges, security interests, encumbrances and adverse claims.

        "NET ADJUSTMENT AMOUNT" shall have the meaning assigned to such term in
Section 10 hereof.

        "OTS" shall mean the Office of Thrift Supervision.

        "PERMITTED LIENS" shall mean all Liens listed on SCHEDULE A attached hereto.

        "PLAN" shall have the meaning assigned to such term in Section 4.5 hereof.

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        "POST-TRANSFER PROCESSING PERIOD" shall have the meaning assigned to such term in Section 12.2(a) hereof.

        "PRELIMINARY SCHEDULES" shall have the meaning assigned to such term in
Section 11.1 hereof.

        "PREMISES" shall mean the land underlying the Branch as more particularly described in the Real Property Terms and Conditions, together with the Building thereon.

        "PUBLIC ANNOUNCEMENT" shall mean a press release or public announcement by the Seller and/or the Buyer relating to the purchase by the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Liabilities.

        "PURCHASED ASSETS" shall have the meaning assigned to such term in
Section 2.1 hereof.

        "REAL PROPERTY" shall mean the Premises, the Building and any appurtenant rights.

        "REAL PROPERTY TERMS AND CONDITIONS" shall mean the terms and conditions pertaining to the sale of the Real Property as set forth in SCHEDULE B attached hereto.

        "REGULATORY APPROVALS" shall mean all approvals and consents of federal and state banking or other regulatory authorities necessary to consummate the transactions contemplated by this Agreement.

        "SCHEDULE OF ADVANCE ACCOUNTS" shall mean the schedule setting forth a financial summary of the Advance Accounts which is attached hereto as SCHEDULE C and made a part hereof.

        "SCHEDULE OF CONTRACTS" shall mean the schedule setting forth a list of those contracts between the Seller and providers of goods and services related to the Branch, which the Buyer has notified the Seller in writing that it wishes to assume in accordance with Section 4.3 hereof and which contracts are listed on SCHEDULE D attached hereto and made a part hereof.

        "SCHEDULE OF DEPOSIT LIABILITIES" shall mean the schedule setting forth a financial summary of Deposit accounts giving rise to the Deposit Liabilities as of the date set forth thereon, which is attached hereto as SCHEDULE E and made a part hereof.

        "SCHEDULE OF INCLUDED PERSONAL PROPERTY" shall mean the schedule of certain personal property of the Seller to be purchased by the Buyer pursuant to
Section 2.1(b) hereof which is attached hereto as SCHEDULE F and made a part hereof.

        "SELLER" shall have the meaning set forth in the introductory paragraph hereof.

        "SELLER'S CLOSING PAYMENT" shall mean the sum of (a) the Deposit Account Balances plus if such amount or amounts are owed to the Buyer, (b) the Net Adjustment Amount.

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        "THIRD PARTY CONTRACTS" shall have the meaning assigned to such term in
Section 4.3 hereof.

        "TRANSFER DATE" shall mean the opening of banking business on the first Business Day following the date of the Closing established pursuant to Section
2.6 hereof.

        "TRANSFERRED ACCOUNTS" shall have the meaning assigned to such term in
Section 12.1 hereof.

        "TRANSFERRED EMPLOYEE" shall have the meaning assigned to such term in
Section 9.1 hereof.

SECTION 2. PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

        2.1. SALE OF ASSETS. Subject to the provisions of this Agreement and the Real Property Terms and Conditions, and as consideration for the Buyer's assumption of the Assumed Liabilities (including without limitation the Deposit Liabilities), the Seller agrees to sell, assign, convey and transfer to the Buyer on the Transfer Date, the following assets, properties and rights of the Seller assigned to the Branch on the books and records of the Seller on the Transfer Date:

        (a) the Real Property;

        (b) except for the Excluded Assets, all furniture, fixtures, equipment, operating supplies and other items of personal property (including, those items set forth on the Schedule of Included Personal Property) used by the Seller in the operation of the Branch;

        (c) all of the Seller's rights appertaining to the Deposit contracts and relationships giving rise to the Deposit Liabilities which the Buyer is assuming pursuant to Section 2.2 hereof;

        (d) all of the Seller's rights and obligations appertaining to the Advance Accounts;

        (e) all Cash on Hand;

        (f) the Third Party Contracts;

        (g) the ATM; and

        (h) all available books, records, files, reports and other information in the Seller's possession relating exclusively to the Branch, the Purchased Assets, the Deposit Liabilities, or other items to be purchased or assumed by the Buyer under this Agreement (but specifically excluding the Seller's policies, product manuals, product offerings and other proprietary products or materials).

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        The following assets (the "EXCLUDED ASSETS") shall be excluded from the
Purchased Assets: All signs and other supplies, brochures or materials bearing the name, logo or mark of the Seller; all employee handbooks, policy manuals or similar materials of the Seller not directly related to the Branch; all of the Seller's rights and obligations appertaining to any negative deposits (but excluding Advance Accounts) not excluded from the Deposits transferred pursuant to the fourth paragraph of Section 2.2 hereof.

        In confirmation of the foregoing, the Seller shall execute and deliver the Deed and the Bill of Sale to the Buyer at Closing.

        The assets, properties and rights of the Seller to be sold to the Buyer under this Agreement are hereinafter sometimes referred to as the "PURCHASED ASSETS".

        2.2. ASSUMPTION OF LIABILITIES. Subject to the provisions of this Agreement, and in consideration of the transfer of the Purchased Assets from the Seller to the Buyer under Section 2.1 hereof and the payment from the Seller to the Buyer under Section 2.4 hereof, the Buyer shall, on the Transfer Date, assume and agree to pay or discharge when due all of the Deposit Liabilities. The term "DEPOSIT LIABILITIES" as used herein shall mean the obligation, as of the Transfer Date, to pay the principal balances of, and interest or dividends on all accounts relating to the Deposits (as hereinafter defined), and to otherwise service the accounts relating to the Deposits, including without limitation, those listed on the Schedule of Deposit Liabilities delivered on the Closing Date as part of the Final Closing Schedules, substantially in accordance with the terms and provisions of the contracts or relationships by which such accounts were created or otherwise as required by applicable laws.

        The term "DEPOSIT" shall mean the deposits (as such term is defined under Section 3(1) of the FDIA) assigned (in accordance with the Seller's usual banking practice and procedure) to the Branch on the books of the Seller on the Transfer Date, and shall include, but shall not be limited to deposits assigned to the Branch on the books of the Seller which are maintained in the following types of accounts:

             1. Passbook/Statement Savings Accounts

             2. NOW and SuperNOW Accounts (negotiable order of withdrawal accounts)

             3. Money-Market Accounts

             4. Demand Deposit Accounts (DDA Accounts)

             5. Certificates of Deposit (CDs)

             6. Individual Retirement Accounts ("IRAS")

        The term "DEPOSIT" shall also include all uncollected items included in the depositors' balances and credited on the books of the Seller at the Branch on the Transfer Date.

        Notwithstanding the foregoing, "DEPOSITS" transferred to the Buyer hereunder shall not include (a) any deposits in commercial accounts required to be maintained with

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the Seller in connection with a loan made by the Seller to the account holder, or (b) any deposits securing or guaranteeing loans made by the Seller.

        In addition to the Deposit Liabilities, the Buyer also agrees that, from and after the Transfer Date, it shall assume all obligations of the Seller under Third Party Contracts.

        In connection with the foregoing, the Buyer agrees to assume and discharge the duties and obligations of the Seller, from and after the Transfer Date, with respect to any and all Deposit contracts and other agreements to be transferred to the Buyer as part of the Purchased Assets.

        In confirmation of the foregoing, the Buyer shall execute and deliver the Assumption Agreement to the Seller at the Closing.

        The liabilities and other obligations of the Seller to be assumed by the Buyer pursuant to this Section 2.2 shall hereinafter be referred to as the "ASSUMED LIABILITIES".

        2.3. LIMITATION OF LIABILITIES ASSUMED. Except as otherwise expressly provided in this Agreement, neither the Buyer nor any of its affiliates shall assume pursuant hereto any liabilities other than those assumed under Section
2.2 of this Agreement, and the Buyer shall not specifically assume or be deemed to assume any other liabilities, obligations or duties of the Seller or any of its affiliates of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable (including, without limitation, any penalties, fines or compensatory or punitive damages of any kind whatsoever), existing at the time of or arising out of or relating to acts, events or omissions to act that occurred prior to the Transfer Date.

        2.4. CLOSING PAYMENTS. Subject to the provisions of this Agreement, the Seller agrees to pay to the Buyer on the Transfer Date, in cash an amount equal to the Seller's Closing Payment MINUS the Buyer's Closing Payment.

        2.5. PRORATION. Items of income and expense (including interest) relating to items transferred or assumed under Sections 2.1 and 2.2 above shall be prorated as of the Transfer Date, including, without limitation, taxes and utilities (but excluding deposit insurance premiums and FICO assessments). To the extent possible, the Buyer or the Seller shall make any payment to the other necessary to settle the net amount resulting from the proration of such items of income and expense on the Transfer Date; provided, however that if such payment cannot be made on the Transfer Date, it shall be made no later than thirty (30) calendar days after the Transfer Date.

        2.6. TIME AND PLACE OF CLOSING. The Closing shall be held at the offices of Bowditch & Dewey, LLP, 311 Main Street, Worcester, Massachusetts 01615, at a time and date agreed upon by the parties, which is no later than thirty (30) days after receipt of all Regulatory Approvals and the expiration of all legally required waiting periods.

        A meeting will be held at a mutually agreeable time before the Closing to exchange such draft instruments of assignment and assumption, deeds, certificates,

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opinions, and other documents and take all other action as may be then appropriate with a view toward preparing for completion of all transactions contemplated by this Agreement.

        At the Closing, the Seller and the Buyer will each provide such certificates of public officials and officers and such other documents regarding the transactions contemplated by this Agreement as the parties may reasonably request.

        2.7. REGULATORY APPROVALS; CLOSING CONDITIONS: COOPERATION. The Seller and the Buyer shall each use its best efforts and shall cooperate fully with a view to (a) obtaining all Regulatory Approvals (as more fully described in Sections 3.3 and 5.3 hereof) as soon as practicable and each shall make available all information reasonably required in connection with obtaining such approvals; and (b) satisfying all other necessary Closing Conditions. The Seller and the Buyer shall deliver to the other copies of all proposed filings with bank regulatory and other authorities with a reasonable opportunity to review such filings, shall use their respective reasonable efforts to accommodate any suggestions or recommendations made by the other with respect thereto and shall deliver to the other, as soon as practicable, all final applications to bank regulatory and other authorities.

        2.8. RECORDS AND INFORMATION. (a) Until the Transfer Date, the Seller shall provide to the Buyer full access (without unreasonably interfering with normal business and operations) to the Branch during normal business hours and shall make available to the Buyer all books, records, files, reports and other information relating to the Branch, the Purchased Assets and the Assumed Liabilities, as well as an opportunity to interview the Branch Employees in the presence of a representative of the Seller. The Buyer shall treat all such information furnished by the Seller as confidential.

        (b) At the Transfer Date, the Seller (i) shall turn over or make available to the Buyer either at the Branch or at the Seller's main office at 780 Main Street, Fitchburg, Massachusetts (as requested by the Buyer) all books, records, files and other information relating to the Branch, the Deposits, the Purchased Assets, the accounts relating to the Deposits, the Advance Accounts and other items purchased or assumed by the Buyer pursuant to this Agreement; PROVIDED, HOWEVER that the Buyer agrees to provide the Seller with reasonable access to such books, records, files and other information following the Transfer Date; and (ii) shall execute and deliver the Deed, the Bill of Sale and such other conveyances, bills of sale, and assignments in order to effect the sale, conveyance and transfer of the Purchased Assets from the Seller to the Buyer. Such instruments and documents shall be sufficient to convey to the Buyer good and marketable title to the Purchased Assets, free of all Liens except for Permitted Liens.

        2.9. FURTHER ASSURANCES. From and after the Closing, the Seller and the Buyer will (a) provide such further assurances to each other, (b) execute and deliver all such further instruments and papers, (c) provide such records and information and (d) take such further action as may be appropriate to carry out the transactions contemplated by and to accomplish the purposes of this Agreement and to ensure the orderly transition of the operations of the Branch.

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        2.10. DISCLAIMERS. (a) Except as specifically set forth in this
Agreement, the Seller makes no representations or warranties, express or implied, as to the physical condition of the Branch, the Real Property or of any of the physical assets to be transferred under this Agreement, all of which are being sold "as is" and "where is", without recourse, as of the Transfer Date. Further, the Seller makes no warranties as to the collectibility of amounts overdrawn as of the Transfer Date or due under the Advance Accounts which the Seller is transferring to the Buyer without recourse pursuant to Section 2.1 hereof.

        (b) Except as specifically set forth in this Agreement, the Seller makes no representations or warranties to the Buyer as to the actual customers, accounts, levels of Deposits or balances of Advance Accounts which will be assigned to the Branch as of the Transfer Date (except (i) as reflected on the Final Closing Schedules and (ii) such assignment to the Branch shall be done in accordance with the Seller's usual banking practices and procedures), nor does the Seller make any representation or warranty to the Buyer as to the length of time that the Deposits will be maintained by depositors at the Branch after the Transfer Date.

        2.11. INFORMATIONAL TAX REPORTING. The Buyer hereby agrees to perform all obligations of the Seller with respect to federal and state income tax and informational tax reporting for the year ended December 31, 2004 related to those assets and liabilities acquired and assumed, respectively, pursuant to this Agreement, including obligations with respect to Forms 1099 and 1098 and reporting of back-up withholding; provided, however that the Seller shall provide the Buyer with true and complete information with respect to interest paid to depositors of the Branch from January 1, 2004 to the Transfer Date, and shall provide such additional information as the Buyer shall reasonably request to enable it to prepare and file such forms.

        2.12. PUBLIC ANNOUNCEMENTS; NOTICES TO EMPLOYEES; COMMUNICATIONS WITH CUSTOMERS.

        (a) From the date of this Agreement to the Transfer Date, neither party shall make or send a Public Announcement unless the other party shall have been afforded the opportunity to review and comment on (and, with respect to any specific references to the other party, to approve of) such Public Announcement in accordance with paragraph (b) below; PROVIDED, HOWEVER that nothing in this section shall prohibit each party from making any press release or announcement which its legal counsel deems necessary under law, if it makes a good faith effort to obtain the other party's comment on (or, with respect to specific references to the other party, approval of) the text of the press release or announcement before making it public.

        (b) Each party shall submit to the other the text of any proposed Public Announcement (other than announcements described in the foregoing proviso) at least three (3) Business Days before the date on which the Public Announcement is to be made. The other party shall have until the close of business on the second Business Day following receipt of such text to advise the submitting party of specific objections to the proposed Public Announcement. With respect to specific references to the other party for which approval is required pursuant to the terms hereof, such other party shall be deemed to have agreed to the form and substance of such Public Announcement unless it raises specific objections thereto within the two (2) Business Day period described in the foregoing sentence.

        (c) From the date of this Agreement to the Transfer Date, except as contemplated by Sections 2.8, 6.3 and 12.2 hereto, the Buyer shall not communicate directly with employees or customers of the Branch regarding this Agreement or the transactions contemplated hereby. The prohibition on communications shall not prohibit (i) advertising, promotional campaigns, market surveys, face-to-face solicitations made at the Buyer's premises or other similar activities which are conducted in the ordinary course of the Buyer's business and not targeted at the Seller's customers or (ii) communications with customers who as of the date of such communication are also customers of the Buyer, PROVIDED that such communication relates solely to such customer's relationship with the Buyer and does not directly or indirectly concern such customer's relationship with the Seller.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

        The Seller represents and warrants as follows:

        3.1. ORGANIZATION OF SELLER. The Seller is a federally chartered savings bank duly organized and validly existing under the law of the United States of America, and has full corporate power and all necessary federal, state and local authorizations to own the Branch, to conduct the business of the Branch and to execute and deliver this Agreement, the instruments and other documents required to be executed by the Seller pursuant hereto, and carry out the transactions contemplated hereunder and thereunder. The Deposits are insured by the FDIC in accordance with the FDIA, and the Seller has paid all assessments and has filed all reports required by the FDIA.

        3.2. AUTHORITY OF SELLER. All necessary corporate action has been taken by the Seller to authorize the execution, delivery and performance of this Agreement, the instruments and other documents required to be executed by the Seller pursuant hereto and consummation of the transactions contemplated hereby, and the same are, or when executed at the Closing will be, the valid and binding obligations of the Seller enforceable in accordance with their respective terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

        3.3. NO VIOLATION. To the best of the Seller's knowledge, the Branch has been operated in accordance with applicable laws, rules and regulations in all material respects. Neither the execution and delivery of this Agreement or the instruments or other documents required to be executed pursuant hereto by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, nor the compliance by the Seller with any of the terms or provisions hereof, does or will (a) violate any provision of the charter or by-laws of the Seller, (b) assuming that all Regulatory Approvals are duly obtained and all notices to bank regulatory agencies are duly given, including notices to the OTS and the FDIC, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its properties or assets, or (c) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party, or by which it or any of its properties or assets may be bound or affected, except for any such breach or default referred to in this clause (c) which is not material or does not relate to a material agreement or instrument and which will not prevent or delay the consummation of the transactions contemplated hereby.

        3.4. LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending or, to the best knowledge of the Seller, threatened against the Seller, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, judgments, rulings, injunctions or other binding orders (other than those of general application) issued from any court, office or agency of competent jurisdiction, or any facts or circumstances of which the Seller is aware, including without limitation those relating to environmental and occupational safety and health matters, that could result in any claims against or obligations of the Seller that, individually or in the aggregate, (a) could reasonably be expected to prevent or impair the ability of the Seller to perform its obligations under this Agreement in any material respect, or (b) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

        3.5. BROKERAGE. Other than fees due to HAS Associates, Inc., the Seller has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement or knowingly dealt with any party who might claim such commission or fee in connection with the transactions contemplated hereby, and the Seller agrees that it will indemnify and hold harmless the Buyer against any liability for any fees or commissions of HAS Associates, Inc. or any other such broker, including reasonable attorneys' fees.

        3.6. ACCURACY OF DEPOSITS LIST. The list of deposits described on SCHEDULE E hereto is true and accurate in all material respects as of May 31, 2004.

        3.7. TITLE TO ASSETS OTHER THAN THE REAL PROPERTY. The Seller has good and marketable title, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens or other adverse claims to any of the Purchased Assets other than the Real Property. No person or entity other than Seller has any right, title or interest in and to any of the Purchased Assets other than the Real Property. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and indefeasible title to the Purchased Assets other than the Real Property, free and clear of any lien, charge, encumbrance, option or adverse claim. As to the Real Property, the Buyer is relying upon the title insurance policy which it is purchasing.

        3.8. [RESERVED].

        3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Financial Statements, Seller has conducted its business at the Branch only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

        (a) Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of the Purchased Assets;

        (b) Sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets;

        (c) Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement which is included in the Purchased Assets or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse affect on the Purchased Assets;

        (d) Suffered any change, event or condition that, in any case or in the aggregate, has had or may have a materially adverse effect on the business of the Branch, the Purchased Assets or the Assumed Liabilities; or

        (e) Entered into any agreement or made any commitment to take any of the types of action described in subsections (a) through (d) above.

        3.10. CONTRACTS. There are no agreements, contracts or commitments affecting the Purchased Assets to which Seller is a party and that require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof to the extent the failure to obtain such a consent would have a material adverse effect on the Purchased Assets or the Assumed Liabilities.

        3.11. EVIDENCES OF INDEBTEDNESS. All evidences of indebtedness constituting part of the Purchased Assets are legal, valid and binding obligations of the respective obligors thereof enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and the availability of injunctive relief, specific performance, and other equitable remedies) and, to the best of the Seller's knowledge, are not subject to any defenses, offsets or counterclaims that may be asserted against the Seller or the present holder thereof.

        3.12. BOOKS AND RECORDS. The books and records of the Branch have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Seller have been properly recorded in such books and records.

        3.13. REGULATORY COMPLIANCE. To the Seller's knowledge, except as disclosed in writing to the Buyer, all reports, records and other documents or information involving any of the Purchased Assets or the Assumed Liabilities or the operation of the Branch that are required to be filed by Seller with any regulatory authority including, without limitation, the OTS, the FDIC and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct.

        3.14. SCHEDULE OF EMPLOYEES. SCHEDULE G lists the names of all Employees as of the date specified thereon and states for each such individual his or her position, dates of employment with the Seller, years of service, present compensation and benefits. There are no employment agreements, severance agreements or other agreements governing the employment relationship between any of the Employees and the Seller.

        3.15. CONSENTS. Except for the regulatory approvals set forth in Section
3.3 of this Agreement, no approval, consent, authorization or action of, filing with, any governmental body or other third party is required on the part of the Seller in connection with (a) the execution, delivery or performance by the Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Seller of the transactions contemplated hereby.

        3.16. REGULATORY MATTERS. There are no pending, or to the best knowledge of the Seller threatened, disputes or controversies between the Seller and any federal, state or local governmental authority that (a) would reasonably be expected to have a material adverse effect upon the financial condition of the Seller, (b) would reasonably be expected to prevent or impair the ability of the Seller to perform its obligations under this Agreement in any material respect or (c) would impair the validity or consummation of this Agreement or the transactions contemplated hereby. The Seller has not received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

SECTION 4. COVENANTS OF SELLER

        4.1. CONDUCT OF BUSINESS. Between the date of this Agreement and the Transfer Date, the Seller will do the following unless the Buyer otherwise consents in writing:

        (a) conduct the business of the Branch in the ordinary course and substantially in the same manner as such business was being conducted prior to this Agreement;

        (b) use reasonable efforts to preserve the goodwill of all depositors at the Branch and others having business relations with the Branch;

        (c) provide all appropriate notices concerning the transactions contemplated by this Agreement to the OTS and the FDIC at the time prescribed by law;

        (d) cooperate with and provide reasonable assistance to the Buyer in assuring the orderly transition of the business of the Branch to the Buyer from the Seller;

        (e) maintain the Branch, Real Property, and the personal property listed in the Schedule of Included Personal Property in its current condition, ordinary wear and tear excepted;

        (f) perform all of its obligations under contracts, leases and documents directly relating to the Purchased Assets or the Assumed Liabilities in all material respects, except such obligations as Seller may in good faith reasonably dispute;

        (g) maintain in full force and effect all insurance policies now in effect affecting the Purchased Assets or the Assumed Liabilities or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

        (h) timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits to the extent the failure to do so would have a material adverse effect on the Purchased Assets or the Assumed Liabilities; and

        (i) timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable to the extent the failure to do so would have a material adverse effect on the Purchased Assets or the Assumed Liabilities.

        4.2. PRE-TRANSFER CONVERSION SERVICES. (a) The Seller and the Buyer shall diligently pursue discussions regarding conversion issues among their operations and systems personnel, the Seller's present check vendors and the check vendors designated by the Buyer, and the Seller at its expense shall provide data conforming to industry standards regarding the Deposits to the Buyer, including a list of all account numbers, account parties and addresses of such parties, on computer readable magnetic tape with associated tape file layouts presented on magnetic media and in such other form or forms reasonably acceptable to the Buyer, to enable the Buyer to convert such data onto the Buyer's data processing systems by the Transfer Date. The Seller agrees to use its best efforts to deliver to the Buyer the tape described in the foregoing sentence on the following two (2) occasions: (i) within five (5) Business Days after the request therefor given by the Buyer approximately thirty (30) days prior to the Closing, and (ii) within twelve (12) hours after the close of business on the day of the Closing. The Buyer hereby acknowledges that each such tape provided prior to the Closing shall be based upon the best information available to the Seller at the time of the preparation thereof and may not reflect all of the information necessary for the conversion onto the system of the Buyer of the Deposits to be transferred to the Buyer pursuant hereto.

        (b) Notwithstanding the foregoing, the Seller shall not be required to reformat, recode or otherwise alter its data files or repeat delivery of its data files, unless arrangements satisfactory to the Seller are made for the Buyer's payment of the cost of such incremental actions, nor shall the Seller be required to provide information to any third party unless such Person shall have executed a confidentiality agreement in form and substance acceptable to the Seller.

        (c) All data and other information provided to the Buyer or any other person pursuant to this section shall remain the Seller's sole and exclusive property until the Transfer Date for the Purchased Assets or the Assumed Liabilities to which such information relates and shall be subject to the confidentiality provisions of this Agreement.

        (d) The Buyer agrees and acknowledges that, except as expressly stated above, it shall be solely responsible for, and shall indemnify and hold harmless the Seller for, all costs and expenses relating to the conversion process.

        4.3. ASSUMED CONTRACTS. The Seller has heretofore provided to the Buyer copies of all of the contracts between the Seller and providers of goods and services related to the Branch. The Buyer has provided the Seller with a list of the third party contracts it wishes to assume ("THIRD PARTY CONTRACTS") and the Seller has listed such Third Party Contracts on the Schedule of Contracts attached hereto. The Buyer shall have no obligations or liability to a person under any contract that is not a Third Party Contract, and the Buyer shall have no obligations or liabilities to any person under any Third Party Contract for which a required third party consent has not been obtained by the Seller on or prior to the Closing. The Seller shall promptly request consents of all necessary third parties to the assignment of the Third Party Contracts, and shall use all reasonable efforts to obtain such consents, each such consent to be effective on the Transfer Date. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, Deposit, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of any of the Seller thereunder or be contrary to applicable law.

        4.4. CONFIDENTIALITY OF DOCUMENTS, RECORDS AND INFORMATION. Prior to the Transfer Date, the Seller will hold in confidence all documents, records and information concerning the Buyer furnished or made available to the Seller and not in the public domain and will not disclose such documents, records or information other than to directors, principal executive officers, accountants and lawyers of the Seller on a need to know basis except pursuant to legal process. If the transactions contemplated by this Agreement are not consummated, the Seller shall promptly return all such documents, records and information and any copies thereof to the Buyer and the Seller will hold in confidence all such documents, records, and information concerning the Buyer and not use it for any purpose whatsoever.

        4.5. AGENCY ARRANGEMENTS WITH RESPECT TO IRAS. On or before the Closing, the Seller shall cause notice to be sent to each of the Seller's IRA customers regarding the resignation of the Seller as IRA custodian and the appointment of the Buyer as successor custodian. The Buyer and the Seller shall enter into an Agency Agreement effective as of the Transfer Date substantially in the form of EXHIBIT C attached hereto and made a part hereof (the "AGENCY AGREEMENT") pursuant to which the Seller shall appoint the Buyer as the Seller's agent, from the Transfer Date until the date thirty (30) days after the Transfer Date, with respect to those Deposit accounts which are IRAs. Effective upon termination of the Agency Agreement, the Seller shall appoint the Buyer as successor custodian to such IRAs, in accordance with the Seller's Individual Retirement Account Plan (the "PLAN") attached as EXHIBIT 1 to the Agency Agreement. Upon such appointment as successor custodian, the Buyer shall perform the services and carry out the duties and obligations required of it under the Plan, the Internal Revenue Code of 1986, as amended from time to time, and applicable federal and state laws and regulations.

        4.6. NOTICE OF ADVERSE CHANGES, LITIGATION AND CLAIMS. The Seller shall promptly notify the Buyer in writing if the Seller becomes aware of (a) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation, against the Seller which affect the Branch, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on the business of the Branch, the Purchased Assets or Assumed Liabilities, or (b) any change that has occurred or has been threatened (or any development has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Seller that has or may reasonably be expected to have a material adverse effect on the Purchased Assets or the Assumed Liabilities.

        4.7. PROHIBITED ACTS OF SELLER. Prior to the Closing, Seller shall not, without the prior written consent of the Buyer:

        (a) take any action that results in a material adverse change in the business of the Branch, the Purchased Assets or the Assumed Liabilities;

        (b) default with respect to any provision of any insurance policy now or hereafter in effect relating to the Branch;

        (c) make, or incur any obligation to make, any capital expenditures or enter into any contracts to make such expenditures with respect to the Branch, in either case in an aggregate amount not to exceed $10,000.00, provided that the Seller can make any emergency repairs required to restore the Branch to a safe operating condition;

        (d) sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets except for the disposition of Purchased Assets (other than the Real Property) in the ordinary course of business; or

        (e) cause the transfer from the Branch to the Seller's other operations of any deposits included in the Assumed Liabilities, provided, however, that the Seller may transfer deposits to the Seller's other branches or offices upon the unsolicited request of the depositors.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants as follows:

        5.1. ORGANIZATION OF BUYER. The Buyer is a federal savings bank duly organized and validly existing under the laws of the United States of America with full corporate power to own or lease its properties, to conduct its business in substantially the same manner as such business was being conducted prior to this Agreement and to execute and deliver this Agreement, the instruments and other documents required to be executed by the Buyer pursuant hereto and to carry out the transactions contemplated hereunder and thereunder. The deposits of the Buyer are insured by the FDIC in accordance with the FDIA and the Buyer has paid all assessments and has satisfied all reports required by the FDIC.

        5.2. AUTHORITY OF BUYER. All necessary action, corporate or otherwise, has been taken by the Buyer to authorize the execution, delivery and performance of this Agreement, the instruments and other documents required to be executed by the Buyer pursuant hereto and consummation of the transactions contemplated hereby and thereby and the same are, or when executed at the Closing will be, the valid and binding obligations of the Buyer enforceable in accordance with their terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

        5.3. NO VIOLATION. Neither the execution and delivery of this Agreement or the instruments or other documents required to be executed pursuant hereto by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the compliance by the Buyer with any of the terms or provisions hereof or thereof, does or will (a) violate any provision of the charter or by-laws of the Buyer, (b) assuming that all Regulatory Approvals are duly obtained including the approvals of the OTS violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or any of its properties or assets, or (c) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party, or by which it or any of its properties or assets may be bound or affected, except for any such breach or default referred to in this clause (c) which is not material or does not relate to a material agreement or instrument and which will not prevent or delay the consummation of the transactions contemplated hereby.

        5.4. LITIGATION AND LIABILITIES. There are no actions, suits or proceedings pending or, to the best knowledge of the Buyer, threatened against the Buyer, violations of law or regulation, or obligations or liabilities, whether or not accrued, contingent or otherwise, judgments, rulings, injunctions or other binding orders (other than those of general application) issued from any court, office or agency of competent jurisdiction, or any facts or circumstances of which the Buyer is aware including, without limitation, those relating to environmental and occupational safety and health matters, that could result in any claims against or obligations of the Buyer that, individually or in the aggregate, (a) could reasonably be expected to prevent or impair the ability of the Buyer to perform its obligations under this Agreement in any material respect or (b) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

        5.5. REGULATORY MATTERS. There are no pending, or to the best knowledge of the Buyer threatened, disputes or controversies between the Buyer and any federal, state or local governmental authority that (a) would reasonably be expected to have a material adverse effect upon the financial condition of the Buyer, (b) would reasonably be expected to prevent or impair the ability of the Buyer to perform its obligations under this Agreement in any material respect or
(c) would impair the validity or consummation of this Agreement or the transactions contemplated hereby. The Buyer has not received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. The Buyer believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Regulatory Approvals.

        5.6. FINANCIAL POSITION. The Buyer's financial position is such that Buyer will be able to make any payments required under this Agreement or in connection with the transactions contemplated hereby.

        5.7. DISCLOSURES. No representation or warranty of the Buyer in this Agreement, and no statement or information contained in any schedule, certificate or other document furnished or to be furnished by the Buyer to the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact.

        5.8. BROKERAGE. The Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement or knowingly dealt with any party who might claim such commission or fee in connection with the transactions contemplated hereby, and the Buyer agrees that it will indemnify and hold harmless the Seller against any liability for any fees. or commissions of any such broker, including reasonable attorneys' fees.

SECTION 6. COVENANTS OF BUYER

        6.1. CONDUCT OF BUSINESS; NOTICES. The Buyer will (a) operate its business in the ordinary course between the date hereof and the Transfer Date,
(b) from and after the Transfer Date, change the name on all documents and facilities relating to the Branch to the Buyer's name, (c) notify on the Transfer Date all persons who are customers of the Branch and all depositors with respect to the Deposits Transferred on the Transfer Date of such change, and (d) provide all appropriate notices and applications as soon as practicable, and in any event shall use its best efforts to provide such notices and applications no later than thirty (30) days after the execution hereof, to the OTS and all other appropriate regulatory authorities required as a result of the consummation of the transactions contemplated in this Agreement. It is understood by the parties hereto that the Seller is not transferring to the Buyer any right, title or interest in or to, or any right or license to use, the Seller's name (or any name or initials similar thereto or to the name of any affiliates or predecessors of the Seller), or any trademark, tradename or symbol, in connection with the Branch.

        6.2. ATM MACHINE. The parties hereto hereby acknowledge and agree that the automated teller machine presently located at the Branch (the "ATM") is part of the Purchased Assets. The Buyer acknowledges and agrees that the ATM does not meet encryption requirements which become effective after September 1, 2004.

        6.3. BUYER'S CONTACT WITH DEPOSITORS. Except as provided by law, absent the Seller's written consent, the Buyer will refrain from contacting customers of the Branch in any manner before all Regulatory Approvals shall have been obtained. Between the date of receipt of the last of the Regulatory Approvals and the Transfer Date, the Buyer, at its expense, may (and shall as provided in Section 12.2) notify the customers of the Branch of the pending transfer of his, her or its deposit account (in the case of customers whose accounts are expected to be assumed by the Buyer hereunder); PROVIDED, HOWEVER, that the Buyer agrees that any notices, letters or other communications, whether oral or written, which the Buyer wishes to send or give to customers of the Branch before the Transfer Date must be reviewed and approved in writing by the Seller in advance, such approval not to be unreasonably withheld or delayed. The Seller and the Buyer shall cooperate in reaching an agreement as to the form of any such notice no later than twenty (20) days prior to the anticipated Transfer Date.

        6.4. CONFIDENTIALITY OF DOCUMENTS, RECORDS AND INFORMATION. Prior to the Transfer Date, the Buyer will hold in confidence all documents, records and information concerning the Seller furnished or made available to the Buyer and not in the public domain and will not disclose such documents, records or information other than to directors, principal executive officers, accountants and lawyers of the Buyer on a need to know basis except pursuant to legal process. In exercising its rights under Section 2.8(a) hereof, the Buyer shall limit any intrusion in the Seller's operations to the extent reasonably practical and shall have no direct contact with the Seller's employees except as provided in Section 9 hereof with the Seller's consent. If the transactions contemplated by this Agreement are not consummated, the Buyer shall promptly return all such documents, records and information and any copies thereof to the Seller and the Buyer will hold in confidence all such documents, records, and information concerning the Seller and not use it for any purpose whatsoever.

        6.5. BUYER'S OBLIGATION FOR BRANCH CLOSING NOTICES. After the Transfer Date it is the Buyer's intention to conduct a banking business at the Branch, and therefore as of the date hereof it is not expected that transactions contemplated by this Agreement will result in the closing, consolidation or relocation of the Branch. The Buyer agrees that it shall be responsible for complying with any required branch closing or other notices to regulators and customers pursuant to Section 42 of FDIA in the event the Buyer should at any subsequent time determine to close, consolidate or relocate the Branch or to close, consolidate or relocate any branch of the Buyer in connection with or relating to the transactions contemplated by this Agreement.

SECTION 7. CLOSING CONDITIONS

        The obligations of each of the Seller and the Buyer to complete the transactions provided for in this Agreement are conditioned upon fulfillment at or before the Closing of each of the following Closing Conditions:

        7.1. CONDITIONS PRECEDENT TO PERFORMANCE BY BOTH PARTIES.(a) All Regulatory Approvals shall have been obtained and all appropriate notices to bank regulatory agencies or authorities shall have been given, including without limitation the approvals of the OTS and the FDIC and all necessary conditions to such approvals, including without limitation any legally required waiting periods, shall have been fully satisfied or expired, PROVIDED, HOWEVER, that such approvals shall not contain any condition materially adverse to the Buyer.

        (b) No claim shall have been instituted by any governmental body or other party challenging the transactions contemplated by this Agreement or seeking to restrain their consummation and no claim shall have been instituted or, to the knowledge of either party hereto, threatened, challenging the legality of such transactions or seeking to restrain their consummation which, in the reasonable opinion of counsel for either party hereto, would make it impossible or inadvisable for the parties to consummate such transactions.

        (c) No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable by any federal or state governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the Purchased Assets or the Assumed Liabilities once acquired by the Buyer, (iii) impose material limits on the ability of Buyer to consummate the Agreement or the transaction contemplated hereby, (iv) otherwise materially and adversely affect the Purchase Assets or the Assumed Liabilities or the Branch or (v) if the Agreement or the transactions contemplated hereby were to be consummated, subject the Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through
(v) above.

        (d) Each party shall have delivered to the other party copies of (i) all records, certified by their Clerk or an Assistant Clerk or Secretary or Assistant Secretary, as the case may be. to be true and complete on and as of the day of Closing, of all corporate action taken to authorize the execution, delivery and performance of this Agreement, and the instruments and other documents required hereby to be executed by such party and consummation of the transactions contemplated hereby and thereby and (ii) the incumbency and signature of officers executing this Agreement and the instruments or other documents contemplated hereby.

        (e) Each party hereto shall have executed and delivered to the other the Agency Agreement and the Assumption Agreement.

        (f) Each party shall have complied, in all material respects, with each of its covenants and undertakings set forth in this Agreement to be observed through the Closing and each party will furnish the other party with such certificates of its officers or others and such other documents to evidence such compliance as the other party may reasonably request.

        (g) The representations and warranties of each party set forth in this Agreement shall continue to be accurate, in all material respects, as of the Closing and each party will furnish to the other party such certificates of its officers or others and such other documents to evidence such continued accuracy as the other party may reasonably request.

        7.2. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.(a) No material adverse change in the Purchased Assets or the Assumed Liabilities shall have occurred since the date of this Agreement.

        (b) The physical condition of the Branch and the furniture, fixtures and equipment shall be substantially similar to that on the date hereof, reasonable wear and tear excepted.

        (c) The conditions to closing of the Buyer's acquisition of the Real Property as set forth in the Real Property Terms and Conditions shall have been satisfied.

        (d) On the Closing Date, Seller shall present Purchaser with a list of the balances of the Purchased Assets and the Assumed Liabilities as of the close of business on the third business day prior to the Closing Date, certified by the Chief Executive Officer or Chief Financial Officer of Seller to be true and correct as of the date reflected thereon (the "INITIAL CLOSING SCHEDULEs"). Within thirty (30) days following the Closing Date, and when all Branch data up to and including the Closing Date is available, Seller shall present Buyer with a list of the balances of the Purchased Assets and the Assumed Liabilities as of the Closing Date, certified by the Chief Executive Officer or Chief Financial Officer of Seller to be true and correct as of the date reflected thereon (the "FINAL CLOSING SCHEDULES"). Additionally, Seller shall deliver to Buyer a list of Advance Accounts purchased, individually identified by account number, which list shall be appended to the Bill of Sale. The Final Closing Schedules shall become final and binding on Buyer and Seller ten (10) business days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in such statement. Seller and Purchaser shall use reasonable efforts to resolve the disagreement during the ten (10) day period following receipt by the seller of the notice, whereupon the Final Closing Schedules shall become final and binding. When the Final Closing Schedules become final and binding, an appropriate adjusting settlement payment from Seller to Buyer or from Buyer to Seller, as the case may be, will be made together with accrued interest calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such adjusting settlement payment.

        (e) The delivery of Seller's files and records related to the Deposit Liabilities assumed by Purchaser and the Purchased Assets purchased by the Purchaser.

        (f) At the Closing, the Buyer shall have received from Bowditch & Dewey, LLP, Counsel to the Seller, an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Buyer and its counsel, to the effect that the Seller is a federally chartered savings bank duly incorporated under the laws of the United States of America, has all necessary corporate power and has taken all necessary corporate action to authorize the execution and delivery on its behalf of this Agreement, the instruments and other documents required to be executed by the Seller pursuant hereto, and the performance by the Seller of all the terms and conditions hereof or thereof on the part of the Seller to be performed, and that this Agreement. the instruments or other documents required to be executed by the Buyer pursuant hereto, and the performance hereof and thereof are the valid and binding obligations of the Seller enforceable against the Seller in accordance with their terms (subject to the traditional exceptions) and not inconsistent with the Seller's charter, by-laws or any applicable laws; PROVIDED, HOWEVER, that such opinion shall not be required to cover title to the Purchased Assets. With respect to any factual matters necessary to provide the foregoing opinions, Bowditch & Dewey, LLP may rely without further inquiry on a certificate of the Seller and may limit such opinion to the state of its knowledge and belief at the time such opinion is provided.

        (g) The Seller shall have executed a Bill of Sale, in substantially the form attached hereto as EXHIBIT B (the "BILL OF SALE"), transferring to Purchaser all of Seller's interest in the Assets.

        (h) The Deposit Liabilities shall not be less than $4,500,000.00 nor more than $7,500,000.00 at Closing.

        7.3. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER. (a) Payment of the Asset Purchase Price and assumption of the Assumed Liabilities by the Buyer at the Closing.

        (b) At the Closing, the Seller shall have received from Luse Gorman Pomerenk & Schick, P.C., counsel for the Buyer, an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Seller and its counsel, to the effect that the Buyer is a federal savings bank duly incorporated under the laws of the United States of America, has all necessary corporate power and has taken all necessary corporate action to authorize the execution and delivery on its behalf of this Agreement, the Assumption Agreement and any other agreements required to be executed by the Buyer pursuant hereto, and the performance by the Buyer of all the terms and conditions hereof or thereof on the part of the Buyer to be performed, and that this Agreement, the Assumption Agreement and any other agreements required to be executed by the Buyer pursuant hereto, and the performance hereof and thereof are the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms (subject to the traditional exceptions) and not inconsistent with the Buyer's charter, by-laws or any applicable laws and that all notices to or approvals of bank regulatory agencies or authorities have been given or obtained in connection with the transactions contemplated hereby and thereby. With respect to any factual matters necessary to provide the foregoing opinions, Luse Gorman Pomerenk & Schick, P.C. may rely without further inquiry on a certificate of the Buyer and may limit such opinion to the state of its knowledge and belief at the time such opinion is provided.

SECTION 8. TERMINATION OF AGREEMENT

        8.1. TERMINATION. At any time prior to the Closing, this Agreement may be terminated (a) by mutual consent of the parties with appropriate evidence of corporate authority to so act, (b) by either party if there has been a material misrepresentation or breach by the other party in its representations, warranties and covenants set forth herein which has not been cured within thirty
(30) days after the party electing to terminate this Agreement pursuant to this
Section 8.1(b) has given written notice to the other party of such material misrepresentation or branch, (c) by the Buyer or the Seller if the Closing Conditions have not been satisfied at or prior to the Closing, or shall be incapable of satisfaction by the Closing, other than a Closing Condition that is reasonably within the electing party's control, (d) pursuant to written notice from the Seller to the Buyer if the Closing has not occurred within one hundred fifty (150) days after the date of this Agreement or within such later time frame as the parties shall have mutually agreed in writing, or (e) pursuant to written notice from the Buyer to the Seller if the Closing has not occurred within one hundred fifty (150) days after the date of this Agreement or within such later time frame as the parties shall have mutually agreed in writing.

        8.2. EFFECT OF TERMINATION. Except as set forth below in this Section 8.2, if this Agreement shall be terminated as provided in Section 8.1, all obligations of the parties hereunder shall terminate without liability of either party to the other. In the event of a termination of this Agreement pursuant to
Section 8.1(b) on account of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection with the enforcement of its rights thereunder. In any event, upon termination of this Agreement, each party will return all papers, documents, financial statements and other data furnished to it by or with respect to the other party, including any copies thereof made by the returning party.

SECTION 9. CURRENT EMPLOYEES OF SELLER BRANCH

        9.1. OFFER OF EMPLOYMENT WITH BUYER. The Buyer will offer employment to each of the Employees who are so employed as of the Transfer Date, subject to an interview and reasonably satisfactory evaluation by the Buyer, upon terms and conditions, including without limitation salaries, compensation and benefits, at least as favorable as those currently offered by the Buyer to those of its employees having jobs with the Buyer which require a reasonably similar employment background and skill set as such Employee's current job with the Seller. Without limiting the generality of the foregoing, the Buyer agrees that the job it offers to each Employee will be a job which: (a) has a reasonably similar job description as such Employee's current job with the Seller; (b) pays a base salary equal to or greater than the Employee's current salary; (c) requires similarly scheduled work hours; (d) is at a work location within thirty-five (35) miles of commuting distance from the Employee's current job with the Seller; and (e) has an annual vacation allotment equal to or greater than such Employee's current annual vacation allotment. Each Employee who accepts such offers of employment and commences work with the Buyer is referred to as a "TRANSFERRED EMPLOYEE".

        9.2. BENEFITS. All Transferred Employees will be eligible to participate in all employee benefit plans which the Buyer makes available to its employees. The Buyer agrees that, to the extent not prohibited by any employee benefit plan maintained by it except with respect to the Buyer's employee stock ownership plan, it will give all Transferred Employees credit for service with the Seller (and with predecessors of the Seller, in the event that the Seller gave such Employee credit for such service) as constituting service with the Buyer in connection with any waiting periods or other service requirements which determine (a) eligibility for participation, (b) schedule for vesting and/or (c) differential benefits (but not for accrual purposes or for funding retroactively for time served with the Seller) under or with respect to any of the Buyer's pension, thrift, employee stock ownership (or similar) plans, vacation allotment, sick leave, health, life, disability or other insurance or any other similar pension or other benefits. All Transferred Employees shall be considered new employees for purposes of eligibility to participate in the Buyer's employee stock ownership plan. Without limiting the foregoing, the Buyer shall give any Transferred Employee full credit for service with the Seller as a new employee for purposes of any waiting period or pre-existing condition exclusion under any health or similar plan of the Buyer for any preexisting medical condition. All Transferred Employees who become participants in the Buyer's health plan shall receive credit for any co-payment and deductibles paid under the Seller's health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Buyer's health plan.

        To the extent that the Buyer provides any Transferred Employee with benefit or other plans and such plans permit roll-overs, the Buyer shall allow Transferred Employees to roll over into such plans any distributions or contributions received from the Seller or its plans.

        9.3. OVERTIME AND OTHER BENEFITS. The Seller shall remain liable for payment of overtime, medical, dental and life insurance and other marginal benefits payable to Transferred Employees with respect to periods of employment ending prior to the Transfer Date; PROVIDED, HOWEVER, that with respect to any payments due to any Transferred Employee under any incentive program of the Seller (including any sales commission payable to any such employee), the Buyer agrees to make such payment to such Transferred Employee at the regularly scheduled time therefor and the Seller shall promptly reimburse the Buyer therefor, The Buyer shall be liable for payment of overtime, medical, dental and life insurance and other marginal benefits payable to Transferred Employees with respect to periods of employment after the Transfer Date.

        9.4. BENEFIT PLANS. The Seller shall remain solely responsible for the payment of all accrued benefits to Employees in accordance with the terms of any benefit plan of the Seller with respect to periods of employment ending prior to the Transfer Date. The Buyer assumes responsibility for any employee benefits payable to Transferred Employees from and after the date of their employment with the Buyer.

SECTION 10. CLOSING ADJUSTMENTS

        The following items shall be apportioned and adjusted between the Seller and the Buyer as of the Transfer Date and the net amount (the "NET ADJUSTMENT AMOUNT") shown to be payable to the Seller or to the Buyer, as the case may be, shall be paid on the Transfer Date, (a) if to the Seller, by adding the Net Adjustment Amount to the Buyer's Closing Payment or (b) if to the Buyer, by adding the Net Adjustment Amount to the Seller's Closing Payment:

             (i) Closing adjustments pertaining to the Real Property as provided for in the Real Property Terms and Conditions.

             (ii) Fees for customary annual or other periodic licenses and permits for periods up to the Transfer Date.

             (iii) The Good Faith Deposit, together with interest earned thereon, shall be credited to the Buyer.

SECTION 11. OTHER ADJUSTMENTS

        11.1. CLOSING SCHEDULES. It is understood that the schedules to this Agreement were calculated as of the respective dates set forth thereon based upon the best information available at such time. It is expected that certain of the figures and items set forth on the Schedule of Advance Accounts, the Schedule of Deposit Liabilities and the Schedule of Included Personal Property (collectively, the "PRELIMINARY SCHEDULES") will change between the time of execution hereof and the Closing and that, prior to the Closing, such schedules may not represent the complete list of Deposit Liabilities, personal property or Advance Accounts which the Buyer shall purchase or assume pursuant to the terms hereof. The Seller shall, five (5) Business Days prior to Closing, recalculate the figures and reinventory the items set forth respectively on the Preliminary Schedules based upon the value of such items at such time as stated on the books and records of the Seller, and shall deliver a copy of such revised schedules to the Buyer in order to enable the Seller to estimate the closing payment that will be required by it pursuant to Section 2.4 hereof. The Seller shall further adjust all such figures and items based upon the value of such items as of the Transfer Date as stated on the books and records of the Seller, and shall provide to the Buyer at the Closing. The Initial Closing Schedules shall be used in calculating the payments to be made by the Seller to the Buyer pursuant to
Section 2.4 hereof.

        11.2. OTHER ADJUSTMENTS. After the Closing, the parties will make such other adjustments as may be necessary to fulfill the provisions of this Agreement, including, but not limited to, any adjustments required to correct any error or mistake in any of the Final Closing Schedules.

SECTION 12. POST-CLOSING PROCESSING OF ITEMS

        12.1. MUTUAL COOPERATION. In order to accomplish a smooth transition between the Seller and the Buyer relative to the processing of debits and credits to the Deposit accounts transferred to the Buyer under this Agreement (referred to for purposes of this Section 12 as the "TRANSFERRED ACCOUNTS") following the Transfer Date, each of the Seller and the Buyer agrees to cooperate in good faith in the post-transfer processing of checks, drafts, deposit tickets, withdrawal orders and other items pertaining to Transferred Accounts (collectively, the "ITEMS") and agrees to the terms of this Section 12. The parties intend that the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, applicable federal regulations and usual banking practices shall govern the processing of Items during the Post-Transfer Processing Period, except as otherwise agreed below. This Section 12 and the other provisions of this Agreement constitute an agreement between the Seller and the Buyer only, and no third party shall be, or shall be deemed to be, entitled to rely on, or to receive any direct or indirect benefit from, any of the provisions hereof.

        12.2. COVENANTS OF BUYER.

        (a) No later than seven (7) calendar days prior to the Closing, the Buyer shall distribute at its sole expense in the Buyer's usual fashion to customers of the Seller whose Deposit accounts are expected to be assumed by the Buyer having checking, money market deposit and/or NOW accounts at the Branch, an initial supply of new checks, deposit tickets or other similar instruments, which shall be appropriately encoded (except for savings accounts) with the Buyer's routing numbers and with accurate account numbers for use by such customers following the Closing. The Buyer shall notify such customers that (i) following the Closing customers of the Branch are to use the new checks issued by the Buyer and are not to use any remaining checks, deposit tickets or other Items previously issued by the Seller which may be in the possession of such customers and (ii) upon the expiration of a period of ninety (90) calendar days following the Closing (the "POST-TRANSFER PROCESSING PERIOD") any Items which are drawn on the Seller shall not thereafter be honored by the Seller. Such notice shall be given by delivering written instructions to such effect to such customers prior to the Closing and by posting signs in the Branch during the Post-Transfer Processing Period. The form of such notice shall be subject to the prior written approval of the Seller in accordance with the procedures set forth in Section 6.3 hereof. In the event that the Seller shall so request at any time(s) during the Post-Transfer Processing Period, the Buyer shall use all reasonable efforts to notify particular customers to stop using the Seller's checks and to stop making deposits at the Seller's branches. The Buyer agrees to be in a position to process the Transferred Accounts on its system on the Transfer Date.

        (b) During the Post-Transfer Processing Period, the Buyer shall maintain a demand deposit account at the Seller ("BUYER'S DDA") and hereby authorizes the Seller to debit and credit the Buyer's DDA as provided below in this Section 12. The Buyer and the Seller shall identify to the other and make available on a daily basis individuals to serve as liaisons between the Buyer and the Seller in order to resolve any settlement or other reconciliation issues relating to the Transferred Accounts.

        12.3. DELIVERY OF ITEMS. During the Post-Transfer Processing Period, the Seller shall make all Items received by it available to the Buyer at the Seller's Main office center at 780 Main Street, Fitchburg, Massachusetts, on or before 2:00 p.m. on the Business Day following receipt thereof by the Seller. If on account of a delay by the Seller in making an Item available to the Buyer for pickup by the deadline specified herein, the Buyer is unable to meet applicable deadlines for dishonoring such Item, then upon the Buyer's request the Seller shall promptly credit to the Buyer's DDA an amount equal to the amount of such Item, subject to prompt reversal if the Buyer is able to return such Item notwithstanding the Buyer's failure to meet such deadlines.

        12.4. POST-CLOSING ITEMS DRAWN ON SELLER. During the Post-Transfer Processing Period, the Seller shall: (a) accept for forwarding to the Buyer all Items which are presented to the Seller for payment in any manner including without limitation through the Seller's Federal Reserve cash letters or correspondent bank cash letters or deposited by the Seller's customers, correspondent banks or others; (b) outsort all such Items and deliver them to the Buyer as provided in Section 12.3 above; (c) notify the Buyer by telephone by noon of the Business Day following the Seller's receipt of any Item in excess of $2,500.00 that the Seller has received such Item, whereupon the Buyer will direct the Seller to either return, pay or deliver over (in accordance with Section 12.3 above) such Item and the Seller shall promptly comply with such direction; and (d) debit the Buyer's DDA for the amount of any Items that the Seller has paid unless the Buyer has directed the Seller to return such Item.

        12.5. ITEMS DRAWN ON SELLER RETURNED BY BUYER. The Buyer will promptly process all Items received from the Seller and will honor all Items properly drawn on the Transferred Accounts. In the event that the Buyer shall return an Item, the Buyer shall prepare and process their returns in the Buyer's normal fashion. In the event that such Item is recharged to the Seller for any reason, the Seller may then debit the Buyer's DDA for the amount of such Item recharged to the Seller. Any other Item recharged to the Seller shall be handled in the manner provided by Sections 12.3 and 12.4 hereof.

        12.6. DEPOSITS INADVERTENTLY RECEIVED BY SELLER. The Seller shall be under no obligation to accept after the Transfer Date any deposits for the Transferred Accounts. In the event that the Seller accepts any deposits for the Transferred Accounts after the Transfer Date, the Seller will credit promptly the Buyer's DDA for the amount of any such deposits and will deliver deposit tickets for such deposits to the Buyer in the manner and at such time as is set forth in Section 12.3 above. The Seller will credit the Buyer's DDA for any electronic credits to the Transferred Accounts which the Seller may receive during the Post-Transfer Processing Period and will notify the Buyer promptly of such credits. The Buyer agrees to credit promptly customers in the amount of such deposits and electronic credits and to process any such Items so deposited and transferred to the Buyer for collection. Promptly following the Transfer Date, the Buyer shall notify originators of electronic credits of the new account numbers of the Buyer for the Transferred Accounts.

        12.7. CHECKS CASHED BY SELLER. From and after the Transfer Date, the Seller shall establish reasonable policies and controls to inform its tellers not to honor in-person requests at tellers' windows to cash checks drawn on the Transferred Accounts or otherwise withdraw funds from Transferred Accounts. The Seller shall be under no obligation to honor or cash Items drawn on a Transferred Account presented at tellers' windows after the Transfer Date. However, in the event that after the Transfer Date the Seller shall inadvertently cash, at one of the Seller's branches, or shall otherwise give credit for any Item drawn on a Transferred Account, the Seller may debit the Buyer's DDA in the amount of such Item and shall thereafter make available such Item for pickup by the Buyer in the manner and at the time provided in Section
12.3 above. Should the Buyer determine that such Item is not properly payable and subsequently dishonor such Item, the Buyer shall give prompt written notice thereof to the Seller and the Seller shall promptly credit the Buyer's DDA for the amount of such Item whereupon the Buyer shall take reasonable steps to cooperate with the Seller to mitigate any loss to the Seller resulting from the foregoing. The Seller shall be entitled to present Items to the Buyer any number of times in accordance with the Seller's usual banking practices for returned Items. In the event that the Item is subsequently paid by the Buyer, the Seller shall debit the Buyer's DDA for the amount of such Item.

SECTION 13. MISCELLANEOUS

        13.1. FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, except that the Buyer shall bear (a) all costs of the examination as contemplated by Section 2.8 hereof, (b) all costs of the conversions contemplated by Sections 4.2 and 12.2 hereof, and (c) the costs of all recording and filing fees related to and any taxes incurred in connection with the sale and the transfer of the Seller's assets to the Buyer.

        13.2. LAW GOVERNING. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND, TO THE EXTENT APPLICABLE, THE LAWS OF THE UNITED STATES OF AMERICA.

        13.3. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or by express overnight courier service, or mailed by certified or registered mail, return receipt requested, or sent by telecopy, transmission confirmed, addressed as follows:

              If to the Seller:

                 Fitchburg Savings Bank, FSB
                 780 Main Street
                 Fitchburg, MA 01420-8208

                 Attention: Brian F. Roberts, President and Chief Executive
                            Officer

              with a copy to:

                 George W. Tetler III, Esquire
                 Bowditch & Dewey, LLP
                 311 Main Street
                 P.O. Box 15156
                 Worcester, Massachusetts 01615

              If to the Buyer:

                 Monadnock Community Bank
                 Monadnock Community Plaza
                 One Jaffrey Road
                 Peterborough, New Hampshire 03458

                 Attention: William M. Pierce, Jr., President and Chief
                            Executive Officer

              with a copy to:

                 Richard S. Garabedian, Esquire
                 Luse Gorman Pomerenk & Schick, P.C.
                 5335 Wisconsin Avenue, NW, Suite 400
                 Washington, DC 20005-2035

or to such other address of which either party may by registered mail notify -the other party at its then current notice address.

        13.4. ENTIRE AGREEMENT. This Agreement is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by either party hereto, have been expressed herein. This Agreement supersedes any prior or contemporaneous agreement or understanding between the parties hereto, oral or written, pertaining to any such matters, which agreements or understandings shall be of no further force or effect for any persons; PROVIDED, HOWEVER, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement shall continue to apply.

        13.5. ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by either party without the prior written consent of the other.

        13.6. SURVIVAL. Except as otherwise provided in Sections 2.2, 2.3, 2.4, 2.5, 2.8, 2.9, 2.10, 2.11, 3.5, 4.2, 4.4, 4.5, 5.8, 6.1, 6.4, 6.5, 8.2, 9, 10,
11.2, 12 and 13 or in any instrument or document furnished in connection herewith, no representations, warranties or covenants made by the parties herein or therein shall survive the Transfer Date.

        13.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

        13.8. HEADINGS. The headings and subheadings of the Articles and Sections contained in this Agreement, except the terms identified for definition in Section 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision thereof.

        13.9. MODIFICATION; ASSIGNMENT. No amendment or other modification, rescission, release, annulment or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.

        13.10. THIRD PARTY BENEFICIARIES. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto. No future or present employee of either of the parties nor their affiliates, successors or assigns or other person or entity shall be treated as a third party beneficiary in or under this Agreement.

        13.11 INDEMNIFICATION. The Seller and the Buyer each agree to indemnify and hold the other (references in this Section 13.11 to either party to indemnify the other party shall include indemnity for such party's stockholders, officers and directors) harmless for a period of eighteen (18) months after the Closing Date as follows:

        (a) The Buyer agrees to indemnify and hold Seller harmless from and against, and to reimburse the Seller promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorneys' fees) arising from any claim made or asserted by a bona fide third party not a party or an affiliate of a party to this Agreement which the Seller may suffer as a result of any action or omission of the Buyer on or following the Closing Date or after the Closing Date with respect to the Buyer's post Closing Date obligations in connection with the Deposits or other liabilities assumed by Buyer hereunder.

        (b) The Seller agrees to indemnify and hold the Buyer harmless from and against, and to reimburse the Buyer promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorney's fees) arising from any claim made or asserted by a bona fide third party not a party or an affiliate of a party to this Agreement which the Buyer may suffer as a result of any action or omission of the Seller prior to the Closing Date or after the Closing Date with respect to the Seller's post Closing Date obligations in connection with the Deposits or other liabilities assumed by Buyer hereunder.

        (c) The amounts recoverable by either party with respect to any such claims against the other shall reflect, and such other party shall only be obligated to pay, the net amount of damages suffered by the other party entitled to recovery after giving effect to any insurance proceeds recoverable with respect to such matters. Each party shall select counsel and pay for the reasonable cost of defense of the other party with respect to any claim against which such paying party is obligated to indemnify such other party as provided in this Section 13.11. If such other party chooses to have counsel of its choosing in addition to that provided by the paying party, it may do so at its sole expense. Each party shall provide to the other written notice of any claim to which such other party's indemnity obligations hereunder do or may apply within thirty (30) calendar days after becoming aware of the existence of such claim, setting forth in such notice, in reasonable detail, the facts giving rise to such claim of indemnity. An indemnifying party shall not be liable under this
Section 13.11 for any settlement entered into without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. An indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party.

        13.12 LIQUIDATED DAMAGES. The parties have determined that, in the event this Agreement is terminated by the Buyer or the Seller for any reason other than reasons specified hereinbelow, the terminated party would suffer damages which would be difficult or impossible to ascertain.

        For this reason, the parties have determined by mutual agreement that:

        (a) If the Buyer terminates this Agreement for any reason other than (i) as a result of a mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer to so terminate this Agreement, or (ii) as a result of the Closing having not taken place in accordance with the conditions set forth in Section 7.1 or Section 7.2 of this Agreement other than due to a breach of this Agreement by the Buyer, the Seller shall retain the Good Faith Deposit and all interest earned thereon as liquidated damages.

        (b) If the Seller terminates this Agreement for any reason other than
(i) as a result of a mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer to so terminate this Agreement, or (ii) as a result of the Closing having not taken place in accordance with the conditions set forth in Section 7.1 or Section 7.3 of this Agreement other than due to a breach of this Agreement by the Seller, the Seller shall pay the Buyer on or before the date ninety (90) days after termination, as liquidated damages, $50,000.00 in cash, such amount to bear interest from the date due at a rate equal to The Wall Street Journal Prime rate, calculated on a daily basis, until paid in full.

        (c) The liquidated damages prescribed hereunder shall be each party's sole and exclusive remedy upon termination of this Agreement pursuant to subsections (a) and (b) above.

        IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                  SELLER:

                                  FITCHBURG SAVINGS BANK, FSB



                                  By: /s/ Brian P. Roberts
                                      ------------------------------
                                  Name: Brian P. Roberts
                                  Title: Chief Executive Officer


                                  BUYER:

                                  MONADNOCK COMMUNITY BANK



                                  By: /s/ William M. Pierce, Jr.
                                      ------------------------------
                                  Name: William M. Pierce, Jr.
                                  Title: President and Chief Executive Officer

                                    EXHIBIT A
                              ASSUMPTION AGREEMENT

        This Assumption Agreement is made as of _______________, 2004, by and between FITCHBURG SAVINGS BANK, FSB, a federally chartered savings bank (the "Seller") and MONADNOCK COMMUNITY BANK, a federally chartered savings bank (the "Buyer").

        WHEREAS, the Seller and the Buyer have entered into a certain Agreement for Purchase and Sale of Assets and Assumption of Liabilities, dated as of August 3, 2004 (the "AGREEMENT"), pursuant to which the Buyer agreed to assume on the Transfer Date (such term, and each other capitalized term which is used herein without definition, shall have the same meaning herein as in the Agreement) and subject to the terms and conditions of the Agreement, certain deposit liabilities of the Seller's branch office located at 172 Central Street, Winchendon, Massachusetts (the "BRANCH"), and certain other duties and contractual obligations of the Seller as described in the Agreement; and

        WHEREAS, in confirmation of such undertaking and as a material inducement to the Seller to enter into the Agreement and to consummate the transactions contemplated thereunder, the Buyer has agreed to execute this Assumption Agreement;

        NOW, THEREFORE, in consideration of the premises, the Buyer agrees with the Seller as follows:

        As of the Transfer Date, the Buyer assumes and agrees to pay or discharge when due all of the Deposit Liabilities. The term "DEPOSIT LIABILITIES" as used herein shall mean the obligation, as of the opening of banking business on [ INSERT TRANSFER DATE], to pay the principal balances of, and interest on all accounts relating to the Deposits (as hereinafter defined), and to otherwise service the accounts relating to the Deposits substantially in accordance with the terms and provisions of the contracts or relationships by which such accounts are created or otherwise as required by applicable laws.

        The term "DEPOSIT" shall mean the deposits set forth on the Schedule of Deposit Liabilities delivered as part of the Final Closing Schedules.

        In addition to the foregoing, the Buyer agrees to assume and discharge the duties and obligations of the Seller, from and after the opening of banking business on [TRANSFER DATE], with respect to (a) the Third Party Contracts listed on the Schedule of Contracts, PROVIDED that any Third Party Contract for which a required consent has not been obtained by Closing shall not be included on the Schedule of Contracts and shall not be assumed by the Buyer, and (b) all Deposit contracts

        IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be executed by the parties as of the date first above set forth by their duly authorized officers.


                                           SELLER: FITCHBURG SAVINGS BANK, FSB

                                           By: _______________________

                                           Name:

                                           Title:


                                           BUYER: MONADNOCK COMMUNITY BANK

                                           By: _______________________

                                           Name:

                                           Title:

                                    EXHIBIT B
                                  BILL OF SALE

        THIS BILL OF SALE made effective as of ___________, 2004 by FITCHBURG SAVINGS BANK, FSB, a federally chartered savings bank (the "SELLER") to MONADNOCK COMMUNITY BANK, a federally chartered savings bank (the "Buyer").

        The Seller, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to Section 2.8(b) of the Agreement for Purchase and Sale of Assets and Assumption of Liabilities between the Seller and the Buyer, dated as of August 3, 2004 (the "AGREEMENT"), does hereby grant, bargain, assign, sell, transfer, release and deliver unto the Buyer, its heirs, successors and assigns, WITHOUT RECOURSE AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND except as otherwise provided in such Agreement, all of the Seller's right, title and interest, legal or equitable, in and to the following property (the "Property"):

        A. All furniture, fixtures, equipment and other items of tangible personal property used by the Seller in the operation of the Seller's branch office located at 172 Central Street, Winchendon, Massachusetts (the. "BRANCH") which are listed on the Schedule of Included Personal Property (such term and each other capitalized term used herein without definition shall have the same meaning herein as in the Agreement) delivered as part of the Final Closing Schedules and attached hereto as SCHEDULE and made a part hereof.

        B. All of the Seller's rights appertaining to the Deposit contracts and relationships giving rise to the Deposit Liabilities shown on the Schedule of Deposit Liabilities delivered as part of the Final Closing Schedules and attached hereto as SCHEDULE and made a part hereof.

        C. All of the Seller's rights and obligations appertaining to any negative deposits (overdrafts) not excluded from the Deposits pursuant to the fourth paragraph of Section 2.2 of the Agreement.

        D. All of the Seller's rights and obligations appertaining to the Advance Accounts which are listed on the Schedule of Advance Accounts delivered as part of the Final Closing Schedules and attached hereto as SCHEDULE and made a part hereof.

        E. All Cash on Hand.

        F. The ATM.

        G. All Third Party Contracts listed on the Schedule of Contracts.

        H. All available books, records, files, reports and other information in the Seller's possession relating to exclusively the Branch, the Purchased Assets, the Deposit Liabilities or other items to be purchased or assumed pursuant to the Agreement.

        TO HAVE AND TO HOLD unto the Buyer, its heirs, successors and assigns forever.

        IN WITNESS WHEREOF, the Seller has hereunto set its hand and seal the day and year first above written.


                                          FITCHBURG SAVINGS BANK, FSB



                                          By:___________________________

                                          Name:

                                          Title:

                                   EXHIBIT C

             AGENCY AGREEMENT AND APPOINTMENT OF SUCCESSOR CUSTODIAN

        AGREEMENT dated as of __________, 2004, by and between FITCHBURG SAVINGS BANK, FSB, a federally chartered savings bank (the "SELLER"), and MONADNOCK COMMUNITY BANK, a federally chartered savings bank (the "BUYER").

        WHEREAS. the Seller and the Buyer have entered into a certain Agreement for Purchase and Sale of Assets and Assumption of Liabilities dated as of August 3, 2004 (the "AGREEMENT") pursuant to which the Buyer agreed to assume on the Transfer Date (such term, and each other capitalized term which is used herein without definition, shall have the same meaning herein as in the Agreement) and subject to the terms and conditions of the Agreement, certain deposit liabilities (including those held in the Branch IRA Accounts described below) of the Seller's branch office located at 172 Central Street, Winchendon, Massachusetts (the "BRANCH"), and certain other duties and contractual obligations of the Seller as described in the Agreement;

        WHEREAS, the Seller currently serves as custodian to the Individual Retirement Accounts (excluding Keoghs) held by the Branch (the "BRANCH IRA ACCOUNTS");

        WHEREAS, the Seller has given or will give thirty (30) days' notice to the grantors of the Branch IRA Accounts of the Seller's resignation as custodian of each such Branch IRA Account, effective [ DATE 30 DAYS AFTER TRANSFER DATE];

        WHEREAS, pursuant to the Seller's Individual Retirement Account Plan, the Seller may appoint a successor custodian at the end of such thirty (30) day notice period for any Branch IRA Account for which the grantor has not appointed a successor custodian;

        WHEREAS, the Seller intends to appoint the Buyer as successor custodian for Branch IRA Accounts remaining upon the effective date of its resignation;

        WHEREAS. the Seller and the Buyer wish to provide for the effective and efficient administration of the Branch IRA Accounts during such thirty (30) day notice period; and

        WHEREAS. the Seller seeks to appoint the Buyer as its agent to furnish all services for the Branch IRA Accounts, and the Buyer is willing to accept such appointment and furnish such services for the Branch IRA Accounts.

        NOW, THEREFORE. the parties hereto agree to the following:

        1. APPOINTMENT OF THE BUYER AS AGENT. The Seller hereby designates the Buyer to serve as its agent with respect to each of the Branch IRA Accounts from the Transfer Date until [ DATE 30 DAYS AFTER TRANSFER DATE] (the "AGENCY PERIOD" and, in such capacity, to perform. with respect to each of the Branch IRA Accounts, the custodial, ministerial, record-keeping and day-to-day administrative services required pursuant to and in connection with the Individual Retirement Account Plan of the Seller, as amended through the date of this Agreement, a copy of which is attached hereto as EXHIBIT I and made a part hereof (the "PLAN"). The Buyer hereby accepts such appointment and agrees, with respect to each of the Branch IRA Accounts, to perform the services set forth in Sections 2 and 3 herein.

        2. SERVICES PERFORMED BY BUYER. During the Agency Period, the Buyer shall, as agent for the Seller:

        (a) perform the services and carry out the duties and obligations required of the Seller in the Plan, the Internal Revenue Code of 1986. as from time to time amended (the "CODE"), and any applicable regulations, which shall include, but shall not be limited to, the payment of any and all required minimum distributions pursuant to section 401(c)(9) of the Code and regulations promulgated thereunder;

        (b) compile, maintain and reconcile such account records and investment transaction records as the Seller is required to maintain under the Plan, the Code, federal banking laws, and any applicable regulations:

        (c) correspond with and answer inquiries from owners of the Branch IRA Accounts and any person(s) designated by any such owners to receive payments in accordance with the provisions of the Plan, as required by the Plan;

        (d) prepare and file any reports or information required by any government authorities with respect to the Plan;

        (e) perform such additional services as may be agreed upon from time to time by the Buyer and the Seller.

The Seller shall use its best efforts to provide complete and accurate customer information to the Buyer for purposes of the foregoing.

        3. ACCESS INFORMATION; AUDITS AND EXAMINATIONS; DUTY TO NOTIFY. During the Agency Period, the Buyer shall:

        (a) as agent for the Seller, maintain complete bookkeeping and transaction records with respect to the Branch IRA Accounts and shall make such records and information available to the Seller during normal business hours as the Seller shall reasonably request. The Seller may, through any of its designated employees, accountants, auditors or other representatives, periodically audit or cause to be audited the Branch IRA Accounts. The Buyer shall make available to the Seller all information that the Seller reasonably requests from the Buyer in connection with such audits, including without limitation audits performed by the Buyer's independent public accountants.

        (b) make available to the Office of Thrift Supervision its books and records related to the Branch IRA Accounts.

        (c) notify the Seller promptly in writing of any developments that adversely affect the Buyer's ability to perform its obligations under this Agreement.

        4. INDEMNIFICATION. (a) The Buyer agrees to indemnify and hold harmless the Seller and each of its affiliates, directors, officers, employees and agents against any and all costs, expenses, claims, suits, damages, fines, deficiencies, liabilities and losses (including reasonable attorneys' fees) of any nature suffered, incurred or paid by the Seller or its affiliates, directors, officers, employees or agents which would not have been suffered, incurred or paid if all of the covenants and agreements made by the Buyer in this Agreement, or any other agreement or instrument delivered to the Seller by the Buyer in connection herewith (including without limitation this Agreement and the Plan) or in any Exhibit hereto had been performed and fulfilled in accordance herewith and therewith and which directly results from the failure of the Buyer to observe and perform any covenant or obligation of this Agreement or any other agreement. instrument or Exhibit delivered to the Seller in connection herewith.

        (b) The Seller agrees to indemnify and hold harmless the Buyer and each of its affiliates, directors, officers, employees and agents against any and all costs, expenses, claims, suits, damages. fines, deficiencies, liabilities and losses (including reasonable attorneys' fees) of any nature suffered, incurred or paid by the Buyer or its affiliates, directors, officers. employees or agents which would not have been suffered, incurred or paid if all of the covenants and agreements made by the Seller in the Plan had been performed and fulfilled in accordance therewith and which directly results from the failure of the Seller to observe and perform, prior to the Transfer Date, any covenant or obligation of the Plan required to be performed by it.

        5. APPOINTMENT OF SUCCESSOR CUSTODIAN. The Seller hereby appoints the Buyer, effective automatically upon the termination of this Agreement without any further action by the parties hereto, to serve as successor custodian of any and all Branch IRA Accounts for which the grantor has not appointed a successor custodian by [DATE 30 DAYS AFTER TRANSFER DATE], and the Buyer hereby accepts such appointment and agrees to perform the services required to be performed by the "Custodian" pursuant to the Plan.

        6. TERMINATION. This Agreement shall terminate on [THAT 30 DAYS AFTER TRANSFER DATE] at which time the Buyer becomes the successor custodian of any and all Branch IRA Accounts for which the grantor has not appointed a successor custodian: provided, HOWEVER that the obligations set forth in Sections 3, 4 and 5 hereto shall continue in full force and effect after any termination of this Agreement, except that, with respect to the Buyer's obligations set forth in Section 3 of this Agreement, the Seller may request information from the Buyer in connection with any audit of the Branch IRA Accounts only if required by the Internal Revenue Service or any other governmental authority or with respect to any claims or disputes or for audit or compliance purposes.

        7. GOVERNING LAW This Agreement and the rights and obligations hereunder shall be construed under and governed by the laws of the Commonwealth of Massachusetts and, to the extent applicable, the Laws of the United States of America.

        IN WITNESS WHEREOF. the parties hereto have caused this Agency Agreement and Appointment of Successor Custodian to be executed as a sealed instrument by their duly authorized officers as of the date first above written.


                                         SELLER: FITCHBURG SAVINGS BANK, FSB



                                         By: _______________________

                                         Name:

                                         Title:


                                         BUYER: MONADNOCK COMMUNITY BANK



                                         By: _______________________

                                         Name:

                                         Title: